Exhibit (a)(5)(ii)

2300 WEST SAHARA AVENUE • SUITE 1000 • LAS VEGAS, NEVADA 89102-4354

PHONE (702) 873-4100 • FAX (702) 873-9966

AOS

ANDREW P. GORDON, ESQ.

Nevada Bar No. 3421

McDONALD CARANO WILSON LLP

2300 West Sahara Avenue, Suite 1000

Las Vegas, Nevada 89102

Phone: (702) 873-4100

Facsimile: (702) 873-9966

agordon@mcdonaldcarano.com

Attorneys for Plaintiffs Asher Jungreis and

Constantine Givkes

DISTRICT COURT

CLARK COUNTY, NEVADA

ASHER JUNGREIS and CONSTANTINE GIVISKES, individually and on behalf of all others similarly situated,	Case No.: 09-A605118-C Dept No.: XXV

Plaintiffs,
vs.	ACCEPTANCE OF SERVICE

YURI ITKIS, individually and as trustee of the Yuri Itkis Gaming Trust of 1993,

Defendants.

The undersigned, Tami D. Cowden, Esq., counsel for Defendants, Inc., hereby accepts service of the Summons and Amended Complaint on behalf of Yuri Itkis, individual and The Yuri Itkis Gaming Trust of 1993, as if he had been personally served.

DATED this 28th day of January, 2010.

GREENBERG TRAURIG, LLP

/s/ Tami D. Cowden
Tami D. Cowden, Esq.
3773 Howard Hughes Pkwy, Suite 400
Las Vegas, NV 89169
Attorneys for Defendants

Electronically Filed
01/19/2010 09:48:22 AM

SUMM

DISTRICT COURT CLARK COUNTY, NEVADA
CLERK OF THE COURT

ASHER JUNGREIS and CONSTANTINE GIVISKES,	Case No.: 605118
Dept No.: A605118
Plaintiffs,
v.

YURI ITKIS, THE YURI ITKIS GAMING TRUST OF 1993, and FORTUNET, INC.,	SUMMONS
Defendants.

NOTICE! YOU HAVE BEEN SUED. THE COURT MAY DECIDE AGAINST YOU WITHOUT YOUR BEING HEARD UNLESS YOU RESPOND WITHIN 20 DAYS. READ THE INFORMATION BELOW.

TO THE DEFENDANT: A civil Complaint has been filed by the plaintiff against you for the relief set forth in the Complaint.

THE YURI ITKIS GAMING TRUST OF 1993

1.             If you intend to defend this lawsuit, within 20 days after this Summons is served on you exclusive of the day of service, you must do the following:

a.  File with the Clerk of this Court, whose address is shown below, a formal written response to the Complaint in accordance with the rules of the Court.

b.  Serve a copy of your response upon the attorney whose name and address is shown below.

2.             Unless you respond, your default will be entered upon application of the plaintiff and this Court may enter a judgment against you for the relief demanded in the Complaint, which could result in the taking of money or property or other relief requested in the Complaint.

3.             If you intend to seek the advice of an attorney in this matter, you should do so promptly so that your response may be filed on time.

Issued at direction of:	CLERK OF COURT
McDONALD CARANO WILSON LLP

/s/ Andrew P. Gordon	By:	/s/ ALYSE HAMILTON	DEC - 7- 2009
Andrew P. Gordon, Esq. (#3421)		DEPUTY CLERK	Date
2300 W. Sahara Avenue, Suite 1000		Regional Justice Center
Las Vegas, NV 89102		200 Lewis Avenue
Attorneys for Plaintiffs		Las Vegas, Nevada 89155

[DISTRICT COURT SEAL]

NOTE:  When service is by publication, add a brief statement of the object of the action.

See Rules of Civil Procedure, Rule 4(b).

STATE OF NEVADA	)
	) ss:	AFFIDAVIT OF SERVICE
CARSON CITY	)

Timothy Pittsenbarger, being duly sworn says: That at all times herein affiant was and is a citizen of the United States, over 18 years of age, not a party to or interested in the proceeding in which this affidavit is made. That affiant received 1 copy(ies) of the Summons and Complaint, on the 8th day of December, 2009 and served the same on the 15th day of January, 2010 by:

(affiant must complete the appropriate paragraph)

1.     Delivering and leaving a copy with the defendant Yuri Itkis Gaming Trust of 1993 at (state address) c/o Yuri Itkis 8620 Lakeridge Circle, Las Vegas, NV 89117

2.     Serving the defendant                               by personally delivering and leaving a copy with                                        , a person of suitable age and discretion residing at the defendant’s usual place of abode located at:(state address)

(Use paragraph 3 for service upon agent, completing A or B)

3.     serving the defendant                                  by personally delivering and leaving a copy at (state address)

a.     With                                       as                                  , an agent lawfully designated by statute to accept service of process;

b.     With                                                 , pursuant to NRS 14,020 as a person of suitable age and discretion at the above address, which address is the address of the resident agent as shown on the current certificate of designation filed with the Secretary of State.

4.               personally depositing a copy if a mail box of the United States Post Office, enclosed in a sealed envelope postage prepaid (check appropriate method):

☐     ordinary mail

☐     certified mail, return receipt requested

☐     registered mail, return receipt requested

addressed to the defendant                                                 at the defendant’s last know address which is: (state address)

SUBSCRIBED AND SWORN to before me on this
15 day of January, 2010.		Signature of person making service

NOTARY PUBLIC in and for said County and State

My commission expires:	11.24.13

Electronically Filed

01/15/2010 04:51:12 PM

SUMM

DISTRICT COURT CLARK COUNTY, NEVADA
CLERK OF THE COURT

ASHER JUNGREIS and CONSTANTINE GIVISKES, Plaintiffs, v. YURI ITKIS, THE YURI ITKIS GAMING TRUST OF 1993, and FORTUNET, INC., Defendants.	Case No.: 605118 Dept. No.: A605118 SUMMONS

NOTICE! YOU HAVE BEEN SUED. THE COURT MAY DECIDE AGAINST YOU WITHOUT YOUR BEING HEARD UNLESS YOU RESPOND WITHIN 20 DAYS. READ THE INFORMATION BELOW.

TO THE DEFENDANT: A civil Complaint has been filed by the plaintiff against you for the relief set forth in the Complaint.

YURI ITKIS

1.             If you intend to defend this lawsuit, within 20 days after this Summons is served on you exclusive of the day of service, you must do the following:

a.  File with the Clerk of this Court, whose address is shown below, a formal written response to the Complaint in accordance with the rules of the Court.

b. Serve a copy of your response upon the attorney whose name and address is shown below.

2.             Unless you respond, your default will be entered upon application of the plaintiff and this Court may enter a judgment against you for the relief demanded in the Complaint, which could result in the taking of money or property or other relief requested in the Complaint.

3.             If you intend to seek the advice of an attorney in this matter, you should do so promptly so that your response may be filed on time.

Issued at direction of:	CLERK OF COURT
McDONALD CARANO WILSON LLP

/s/ Andrew P. Gordon	By:	/s/ ALYSE HAMILTON	DEC -7 2009
Andrew P. Gordon, Esq. (#3421)	DEPUTY CLERK		Date
2300 W. Sahara Avenue, Suite 1000	Regional Justice Center
Las Vegas, NV 89102	200 Lewis Avenue
Attorneys for Plaintiffs	Las Vegas, Nevada 89155
[DISTRICT COURT SEAL]

NOTE: When service is by publication, add a brief statement of the object of the action.

See Rules of Civil Procedure, Rule 4(b).

STATE OF NEVADA	)
	) ss:	AFFIDAVIT OF SERVICE
CARSON CITY	)

Timothy Pittsenbarger being duly sworn says: That at all times herein affiant was and is a citizen of the United States, over 18 years of age, not a party to or interested in the proceeding in which this affidavit is made. That affiant received 1 copy(ies) of the Summons and Complaint,                                                                                                                                                                                                                                                                                                                                                                                                                               on the 8th day of December, 2009 and served the same on the 15th day January of January, 2010 by:

(affiant must complete the appropriate paragraph)

1. Delivering and leaving a copy with the defendant Yuri Itkis at (state address) 8620 Lakeridge Circle, Las Vegas, NV 89117

2. Serving the defendant                              by personally delivering and leaving a copy with                                              , a person of suitable age and discretion residing at the defendant’s usual place of abode located at:(state address)

(Use paragraph 3 for service upon agent, completing A or B)

3. serving the defendant                                            by personally delivering and leaving a copy at (state address)

a.         With                                   as                            , an agent lawfully designated by statute to accept service of process;

b.         With                                        , pursuant to NRS 14.020 as a person of suitable age and discretion at the above address, which address is the address of the resident agent as shown on the current certificate of designation filed with the Secretary of State.

4. personally depositing a copy if a mail box of the United States Post Office, enclosed in a sealed envelope postage prepaid (check appropriate method):

☐  ordinary mail

☐  certified mail, return receipt requested

☐  registered mail, return receipt requested

addressed to the defendant                                      at the defendant’s last know address which is: (state address)

SUBSCRIBED AND SWORN to before me on this 15 day of January, 2010.
Signature of person making service

NOTARY PUBLIC in and for said County and State

My commission expires:	11.24.13

2300 WEST SAHARA AVENUE • SUITE 1000 • LAS VEGAS, NEVADA 89102-4354

PHONE (702) 873-4100 • FAX (702) 873-9966

Electronically Filed

01/27/2010 01:16:40 PM

CLERK OF THE COURT

ACOM

ANDREW P. GORDON, ESQ.

Nevada Bar No. 3421

McDONALD CARANO WILSON LLP

2300 West Sahara Avenue, Suite 1000

Las Vegas, Nevada 89102

Phone: (702) 873-4100

Facsimile: (702) 873-9966

agordon@mcdonaldcarano.com

LEVI & KORSINSKY, LLP

Eduard Korsinsky, Esq.

Juan E. Monteverde Esq.

30 Board Street, 15th Floor

New York, New York 10004

Tel: (212) 363-7500

Fax: (212-363-7171

ek@zlk.com

ian@zlk.com

Attorneys for Plaintiffs Asher Jungreis and

Constantine Givkes

DISTRICT COURT

CLARK COUNTY, NEVADA

ASHER JUNGREIS and CONSTANTINE GIVISKES, individually and on behalf of all others similarly situated,	Case No.: A-09-605118-B Dept. No.: XXV

AMENDED CLASS ACTION COMPLAINT
Plaintiffs,
vs.	(BUSINESS COURT REQUESTED)

YURI ITKIS, individually and as trustee of the Yuri Itkis Gaming Trust of 1993,

Defendants.

Plaintiffs ASHER JUNGREIS and CONSTANTINE GIVISKES, for their Amended Complaint, allege upon information and belief (except for their own acts, which are alleged on knowledge) as follows:

1.             Plaintiffs bring this action on behalf of the public minority shareholders of FortuNet, Inc. (“FortuNet” or the “Company”) against its controlling shareholder, The Yuri Itkis

Gaming Trust of 1993 (the “Trust”) and Yuri Itkis (collectively “Itkis”). This lawsuit seeks equitable relief for Itkis’ breaches of fiduciary duty and other violations of state law, arising out of its attempt to acquire the Company through a cash tender offer by means of an unfair process and for an unfair price of $2.25 cash for each share of FortuNet stock not currently owned by Itkis (the “Proposed Transaction”).

2.                                       FortuNet is a corporation organized and existing under the laws of the State of Nevada. It maintains its principal corporate offices at 2950 South Highland Drive, Suite C, Las Vegas, Nevada, 89109, and engages in the design, manufacture, field maintenance, and leasing of electronic gaming and entertainment systems in North America.

3.                                       The Trust owns approximately 75% of the outstanding shares of FortuNet. Yuri Itkis, the Chief Executive Officer and Chairman of the Board of the Company, is the sole trustee and beneficiary of the Trust. On January 15, 2010, the Trust commenced a tender offer for all of the outstanding shares of the common stock of FortuNet not already owned by the Trust for $2.25 per share in cash. If 90% of the outstanding shares of the Company are tendered in the Tender Offer, the Trust will be entitled to use the “short form” merger procedure to acquire the remaining shares of FortuNet not owned by the Trust. The Tender Offer is set to expire on February 12, 2010.

PARTIES

4.                                       Plaintiffs are, and have been at all relevant times, the owners of shares of common stock of FortuNet.

5.                                       Defendant Yuri Itkis is a co-founder of FortuNet and has been the Chief Executive Officer and Chairman of the Board of FortuNet since 1989. Mr. Itkis has also previously served as the Treasurer and Secretary of FortuNet. Yuri Itkis is the father of Boris Itkis, a director and other co-founder of FortuNet.

6.                                  Defendant The Yuri Itkis Gaming Trust of 1993 is a trust that owns approximately 75% of the Company’s common stock. Yuri Itkis is the sole trustee and beneficiary of the Trust.

FAIR VALUE STANDARD

7.                                  In any situation where company insiders stand on both sides of a challenged transaction, the fair value standard is implicated, and the defendants bear the burden of demonstrating the two basic aspects of not coercive and provides fair value.

8.                                  The concept of coerciveness embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and the stockholders were obtained. The concept of fair value relates to the economic and financial considerations of the proposed merger, including all relevant factors: assets, market value, earnings, future prospects and any other elements that affect the intrinsic or inherent value of a company’s stock.

9.                                  To demonstrate that the offer is not coercive to the minority shareholders, defendants must present evidence of the cumulative manner by which they discharged all of their fiduciary duties. If the offer is coercive, then the Court must determine fair value of the minority shares.

10.                            Itkis is the controlling shareholder of FortuNet, owning approximately 75% of FortuNet’s outstanding common stock.

11.                            Yuri Itkis is a co-founder of the Company and has been the Chairman of the Board and Chief Executive Officer of the Company since its founding in 1989.

12.                            Yurki Itkis’s son, Boris Itkis, is a co-founder of the Company and has served as its Director of Engineering since 1989 and as Chief Technical Officer since 2004. He was appointed to the Company’s Board of Directors in January 2006 and as Vice President of Engineering,

Secretary and Treasurer in February 2006. He is also the inventor or co-inventor of several issued and pending patents in the Company’s portfolio.

13.                            Thus, Itkis is the majority and controlling shareholder of Fortunet, and the Proposed Transaction is therefore subject to a fair value review.

14.                            Itkis has the power and is exercising such power to enable it to acquire the Company’s common stock and to dictate terms that are contrary to the Company’s minority shareholders’ best interests and do not reflect the fair value of FortuNet’s common stock.

15.                            Controlling shareholders who make tender offers to minority shareholders of Nevada corporations and subject to fair value review if the offer is coercive. The offer is coercive because it contains statements expressing an intention to delist the stock and cease financial reporting. The offer is also coercive because the offering statement is misleading.

16.                            The Proposed Transaction is unfair to the Class, and such unfairness is exacerbated by the gross disparity between the knowledge and information possessed by Itkis because of its positions of control of FortuNet and the knowledge possessed by FortuNet’s minority shareholders.

17.                            The Proposed Transaction is subject to the exacting fair value standard under which Itkis must establish his offer is not coercive and is equal to fair value as determined by the Court.

CLASS ACTION ALLEGATIONS

18.                            Plaintiffs bring this action on their own behalf and as a class action on behalf of all owners of FortuNet common stock and their successors in interest, except defendants and their affiliates (the “Class”).

19.                            This action is properly maintainable as a class action for the following reasons:

(a)                                  the Class is so numerous that joinder of all members is impracticable. As of December 2, 2009, FortuNet has approximately 11.05 million shares outstanding.

(b)                                 questions of law and fact are common to the Class, including, inter alia, the following:

(i)                                     Has Itkis breached its fiduciary duties owed by them to Plaintiffs and the others members of the Class;

(ii)                                  Is Itkis, in connection with the Proposed Transaction of FortuNet by Itkis, pursuing a course of conduct that is not the product of entire fairness;

(iii)                               Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

(c)                                  Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature.

(d)                                 Plaintiffs’ claims are typical of those of the other members of the Class.

(e)                                  Plaintiffs have no interests that are adverse to the Class.

(f)                                    The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for defendants.

(g)                                 Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not party to the adjudications or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

20.                                 In a press release dated November 23, 2009, Itkis announced its intention to commence a tender offer for all of the outstanding shares of FortuNet for $1.70 per share in cash, stating:

LAS VEGAS, November 23, 2009—The Yuri Itkis Gaming Trust of 1993 (the “Trust”) announced today that it intends to make a tender offer for all of the outstanding shares of Common Stock of FortuNet, Inc. (Nasdaq: FNET) not already owned by the Trust for $1.70 per share in cash.

* * *

The Trust currently owns approximately 75% of the outstanding shares of Common Stock of FortuNet.

ABOUT THE PROPOSED SHARE ACQUISITION

The offer will be irrevocably conditioned upon the tender of a sufficient number of shares of Common Stock to cause the Trust to own 90% of the outstanding shares. If that condition is satisfied, the Trust will be entitled to use the “short form” merger procedure to acquire the remaining shares of FortuNet not owned by the Trust. The Trust intends to use that procedure promptly after the completion of the tender offer to acquire the remaining shares at the same per share cash price paid in the tender offer. Neither the tender offer nor the subsequent merger will be conditioned on the Trust obtaining any financing.

The Trust expects to commence the tender offer in mid December 2009. Offering materials will be mailed to FortuNet stockholders and the Trust will file all necessary information with the United States Securities and Exchange Commission (“SEC”). The commencement and completion of the tender offer and, if the tender offer is completed, the consummation of the merger, do not require any approval by FortuNet’s board of directors, and the Trust has not asked FortuNet’s board of directors to approve the tender offer or the merger.

21.                                 On January 15, 2010, Itkis announced that it had commenced the tender offer at an increased price of $2.25 per share, and that the tender offer was scheduled to expire on February 12, 2010.

22.                                 In the few months prior to the announcement of the Tender Offer, FortuNet stock had been trading well in excess of the Tender Offer price of $2.25 per share. In fact, as recently as September 15, 2009, FortuNet’s stock traded at $3.90 per share. Further, at least one Wall Street analyst had a price target of $6.00 per share before the Proposed Transaction was announced.

23.                                 Thus, the consideration FortuNet shareholders are to receive is inadequate. Itkis is using its control of the Company to pick up FortuNet at the most opportune time, at a time when FortuNet is trading at a huge discount to its intrinsic value.

24.                                 In addition, on January 15, 2010, Itkis filed the Offer to Purchase with the SEC in connection with the tender offer (the “Offer to Purchase”).

25.                                 The Offer to Purchase fails to provide the Company’s shareholders with material information and/or provides them with materially misleading information thereby rendering the shareholders unable to make an informed decision on whether to tender their shares.

26.                                 For example, the Offer to Purchase fails to disclose key information regarding the financial analysis relied upon by Itkis to justify the fairness of the Proposed Transaction. With respect to the financial analysis, the Offer to Purchase simply states:

In the Trust’s view after consulting with its advisors, the Offer Price is supported using conventional gaming supplier valuation methodology. Application of a composite average of gaming supplier company earnings multiples to FortuNet’s earnings, adding back public company compliance costs and then further adjusting the result for available cash on hand, auction rate investment securities held by FortuNet, and reducing the same by certain capital expenditures, results in a per share valuation in a range between the Trust’s original suggested offer price of $1.70 per share and the Offer Price.

The Offer to Purchase must disclose additional detail regarding the analysis performed, including which gaming supplier companies were used, the criteria used to select them, the earnings multiples observed for these companies, FortuNet’s earnings, the amount of public company compliance costs, available cash on hand, auction rate investment securities, and capital expenditures used in the analysis, as well as all other detail used to support the fairness of the offer price.

27.                            In addition, the Offer to Purchase states that Union Gaming Analytics, LLC (“Union Gaming”), Itkis’ financial advisor “shared with Duff & Phelps [the Special Committee’s advisor] the valuation methodology that the Union Gaming representatives thought appropriate for FortuNet, and the Duff & Phelps representatives gave differing views,” but it fails disclose what valuation methodology was provided to Duff & Phelps, the reasons Union Gaming thought such methodology was appropriate for FortuNet, and the differing views held by Duff & Phelps.

28.                            Further, the Offer to Purchase omits material information regarding the financial advisor(s) retained by Itkis in connection with the Proposed Transaction. Specifically, the Offer to Purchase states that Itkis retained Union Gaming to provide advice to Itkis, but it fails to disclose (i) the criteria used for selecting Union Gaming, (ii) the role and services performed by Union Gaming in connection with the Proposed Transaction, (iii) the amount of fees Itkis has agreed to pay Union Gaming for these services in connection with the Proposed Transaction, including any portion of such fees that are contingent on the Proposed Transaction closing, and (iv) whether Union Gaming or any of its clients have any interest in the Company or Itkis. It is material for shareholders to be informed as to why Itkis selected Union Gaming as well as any other financial and economic interests Union Gaming or its clients have in the Proposed Transaction or in the parties involved that could be perceived or create a conflict of interest.

29.                            The Offer to Purchase also neglects to provide shareholders with sufficient information to evaluate the pros and cons associated with the other strategic alternatives considered by Itkis, In particular, the Offer to Purchase states that in November 2009, Itkis “began to consider [its] alternatives regarding FortuNet with the assistance of his advisors,” but it fails to disclose what alternatives were considered other than Itkis acquiring the remaining shares of Fortunet, and the reasons such alternatives were not pursued.

30.                                 Lastly, the Company has formed a special committee to consider the Tender Offer. Within 10 days following the filing of the Offer to Purchase (which was filed on January 15, 2010), the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (the “Recommendation Statement”), which will include the opinion of the special committee’s financial advisor, Duff & Phelps, as well as other factors considered by the special committee in determining whether to recommend the Tender Offer. The Recommendation Statement may be filed as late as January 25, 2010 (and as of January 27, 2010 it has still not been filed), which will provide shareholders with only 16 days prior to the expiration of the Tender Offer to determine whether to tender their shares. The short amount of time provided to the Company’s shareholders financial data to assess the Tender Offer in conjunction with the material disclosure deficiencies in the Offer to Purchase amounts to coercive conduct being conducted by Itkis.

31.           Accordingly, Plaintiffs seek injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

CLAIM FOR RELIEF

COUNT I

(Breach of Fiduciary Duty)

32.                                 Plaintiffs repeat all previous allegations as if set forth in full herein.

33.                                 Itkis violated its duty of entire fairness in seeking to acquire the minority shareholders’ stake in the Company for wholly inadequate and unfair consideration.

34.                                      Itkis has the power and is exercising its power to acquire FortuNet’s public shares and dictate terms which are in its interest regardless of the wishes or best interests of Class members and without establishing the fair or intrinsic value of FortuNet’s shares.

35.                                      The fiduciary duties of Itkis in the circumstances of the Proposed Transaction require it to disclose to Plaintiffs and the Class all information material to the decisions confronting Fortunet’s shareholders.

36.                                           As set forth above, Itkis has breached its fiduciary duty through materially inadequate disclosures and material disclosure omissions.

37.                                           Itkis has breached and will continue to breach its fiduciary duties owed to the public shareholders of FortuNet, and is engaging in, or facilitating the accomplishment of, an unfair and self-interest transaction that is not entirely fair to the public shareholders of FortuNet.

38.                                      As a result of Itkis’s breaches of its fiduciary duties, Plaintiffs and the Class will suffer irreparable injury.

39.                                      Unless enjoined by this Court, Itkis will continue to breach its fiduciary duties owed to Plaintiffs and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

40.                                      Plaintiffs and the Class have no adequate remedy at law.

WHEREFORE, Plaintiffs demand judgment against Defendants jointly and severally, as follows:

(A)                              declaring this action to be a class action and certifying Plaintiffs as the Class representatives and their counsel as Class counsel;

(B)                                enjoining, preliminarily and permanently, the Proposed Transaction;

(C)                                in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiffs and the Class rescissory damages;

(D)                               directing that Defendants account to Plaintiffs and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E)                                 awarding Plaintiffs the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiffs’ attorneys and experts; and

(F)                                 granting Plaintiffs and the other members of the Class such further relief as the Court deems just and proper.

DATED this 27th day of January, 2010.

McDONALD CARANO WILSON LLP
/s/ Andrew P. Gordon
Andrew P. Gordon, Esq. (#3421) 2300 West Sahara Avenue, Suite 1000 Las Vegas, Nevada 89102
Attorneys for Plaintiffs

and

LEVI & KORSINSKY, LLP
Eduard Korsinsky, Esq.
Juan E. Monteverde, Esq.
30 Board Street, 15th Floor
New York, New York 10004
Tel: (212) 363-7500
Fax: (212-363-7171
Of Counsel